Exhibit 4.5

FIRST AMENDMENT TO REGISTRATION RIGHTS AGREEMENT

This FIRST AMENDMENT (this “Amendment”) to that certain Registration Rights Agreement, dated as of October 26, 2016 (the “Registration Rights Agreement”), by and among Lonestar Resources US Inc., a Delaware corporation (the “Company”), and EF Realisation Company Limited (the “Initial Holder”) is made and entered into as of June 14, 2017 by and among the Company and the Initial Holder. Capitalized terms used herein without definition shall have the meanings given to them in the Registration Rights Agreement.

RECITALS

WHEREAS, the Company and the Initial Holder entered into the Registration Rights Agreement, pursuant to which the Company granted the Initial Holder and each of their respective transferees and assigns registration and other rights;

WHEREAS, the Company desires to enter into additional Registration Rights Agreements (collectively, the “New Registration Rights Agreements”) with (i) Battlecat Oil & Gas, LLC (“Battlecat”), (ii) SN Marquis LLC (“Marquis”) and (iii) Chambers Energy Management, LP (together with Battlecat and Marquis, the “New Holders”) to grant the New Holders registration rights for certain registration rights;

WHEREAS, pursuant to Section 3.11 of the Registration Rights Agreement, the Company and the Initial Holder as signatories hereto, who together own a majority of the currently outstanding Registrable Securities, wish to amend the Registration Rights Agreement on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the respective covenants, representations and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

I.	AMENDMENT

1.	Section 1.01 of the Registration Rights Agreement shall be amended by adding the following definitions in appropriate alphabetical order:

“Battlecat Agreement” the registration rights agreement to be entered into by the Company and Battlecat Oil & Gas, LLC.

“Chambers Agreement” the registration rights agreement to be entered into by the Company and Chambers Energy Management, LP.

“Marquis Agreement” the registration rights agreement to be entered into by the Company and SN Marquis LLC.

“Specified Registration Rights Agreements” means, collectively, the Battlecat Agreement, the Chambers Agreement and the Marquis Agreement.”

2.	Section 3.17 of the Registration Rights Agreement is hereby replaced in full with the following:

“Except for the Specified Registration Rights Agreements, from and after the date hereof, the Company shall not enter into any agreement with any current or future holder of any securities of the Company that would allow such current or future holder to require the Company to include securities in any Registration Statement on a basis other than expressly subordinate to the rights of, the Holders of Registrable Securities hereunder.”

II.	GENERAL PROVISIONS

1.	Except as set forth herein, the Registration Rights Agreement shall remain unchanged and in full force and effect in all other respects.

2.	The laws of the State of Delaware shall govern this Amendment without regard to the principles of conflicts of laws.

3.	This Amendment may be executed in several counterparts (including by facsimile, .pdf or other electronic transmission), each of which shall be deemed an original and all of which together constitute one and the same instrument.

[Signature pages follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of June 14, 2017.

INITIAL HOLDER

EF REALISATION COMPANY LIMITED

By:	/s/ John H. Murray
	Name:	John H. Murray
	Title:	Chairman of Ecofin Limited, Investment Manager for EF Realisation Company Limited

[Signature Page to Amendment to Registration Rights Agreement]

THE COMPANY

LONESTAR RESOURCES US INC.

By:	/s/ Frank D. Bracken III
	Name:	Frank D. Bracken, III
	Title:	Chief Executive Officer

[Signature Page to Amendment to Registration Rights Agreement]